UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2014

ORGANOVO HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-35996

Delaware	27-1488943
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

6275 Nancy Ridge Dr.,

San Diego, California 92121

(Address of principal executive offices, including zip code)

(858) 550-9994

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 8, 2014, Organovo Holdings, Inc. (the “Company”) issued a news release in which it announced that its Board of Directors (the “Board”) had appointed Kirk Malloy, Ph.D., as a new Class I director. As a Class I director, Dr. Malloy will stand for election by the Company’s stockholders at the 2015 Annual Meeting of Stockholders. A copy of the Company’s news release is furnished as Exhibit 99.1 to this report.

Dr. Malloy is currently the Senior Vice President and General Manager of the Life Sciences Business of Illumina, Inc., a position he has held since January 2014. The Life Sciences Business is Illumina’s largest business unit, with annual revenues greater than $1 billion. Dr. Malloy joined Illumina in 2002, and has served in a number of executive leadership positions, including Vice President, Global Customer Solutions from 2007 to 2013, Vice President, Global Quality from 2005 to 2007 and Senior Director, Global Customer Solutions from 2002 to 2005. Prior to joining Illumina, Dr. Malloy held leadership positions at Biosite, Inc. and Qiagen, Inc. Dr. Malloy received his B.S. degrees in Biology and Marine Science from the University of Miami, College of Arts & Sciences and his M.S. and Ph.D. degrees in Marine Biology/Biochemistry from the University of Delaware, College of Earth, Ocean and Environment.

In appointing Dr. Malloy as a director, the Board considered Dr. Malloy’s managerial and leadership experience at Illumina and other publicly-traded biotechnology companies. Among other things, Dr. Malloy’s many years of experience in managing and supervising the commercialization of biotechnology products will permit him to contribute valuable strategic management insight to the Board, particularly as the Company recently announced the commercial launch of its exVive3DTM Human Liver Tissue.

The Company’s non-employee director compensation program includes an annual cash retainer of $24,000, plus additional cash retainers for service as the Chair of one of the Board’s standing Committees as well as meeting fees for attending Board and Committee meetings. Under this program, each non-employee director upon appointment to the Board receives a stock option to acquire that number of shares of the Company’s common stock equal to 0.07% of the outstanding shares of common stock of the Company on the date of grant, with the number of shares subject to the option rounded to the nearest 500 shares (the “Initial Option Grant”). In addition, pursuant to this program, each non-employee director continuing in office after the date of an annual meeting of stockholders will receive a stock option grant to acquire that number of shares of the Company’s common stock equal to 0.04% of the outstanding shares of common stock of the Company on the date of grant, with the number of shares subject to the option rounded to the nearest 500 shares.

In connection with his election to the Board, Dr. Malloy will receive a pro-rated cash retainer for his Board service, and to the extent he is appointed as the Chair of any of the standing Board Committees, he will be eligible to receive an additional pro-rated cash retainer for such service. He will also receive a cash fee of $2,000 for each Board meeting and $1,000 for each Committee meeting he attends. In addition, on December 5, 2014, the Board granted Dr. Malloy a stock option for 56,500 shares of common stock, representing his Initial Option Grant. Dr. Malloy’s Initial Option Grant will vest quarterly over three years, subject to accelerated vesting in the event of a change of control. His Initial Option Grant has an exercise price of $6.07 per share, the fair market value of the Company’s common stock on the date of grant. Dr. Malloy’s Initial Option Grant is subject to the terms and conditions of the Company’s 2012 Equity Incentive Plan and a Stock Option Award Agreement in the form previously approved by the Board for issuance to the Company’s non-employee directors.

The Company also entered into an Indemnification Agreement with Dr. Malloy. The Indemnification Agreement provides for indemnification and advancement of litigation and other expenses to Dr. Malloy to the fullest extent permitted by law for claims relating to his service to the Company or its subsidiaries. The Indemnification Agreement is identical in all material respects to the indemnification agreements entered into with the Company’s other directors and officers.

Dr. Malloy is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. There were no arrangements or understandings by which Dr. Malloy was named a director.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release, dated December 8, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ORGANOVO HOLDINGS, INC.

Date: December 8, 2014	/s/ Keith Murphy
Keith Murphy
Chief Executive Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated December 8, 2014.